Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-167982) of Government Properties Income Trust and in the related Prospectus of our report dated September 19, 2011 with respect to the statement of revenues and certain operating expenses of 5000 Corporate Court for the year ended December 31, 2010 included in this Current Report (Form 8-K) of Government Properties Income Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 19, 2011